Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate

Contact	Media: Marvin Brown (281) 591-4212 or Bruce Bullock (281) 591-4429 Investors: Maryann Seaman (312) 861-6414

FMC Technologies Announces Update to Sonatrach Project

HOUSTON, April 29, 2005 – FMC Technologies, Inc. (NYSE: FTI) announced today that its FMC SOFEC Floating Systems subsidiary will report increased losses on its Sonatrach project, the offshore oil loading project in Algeria for Sonatrach-TRC, the Algerian Oil and Gas Company. The additional cost increase is approximately $9 million, or $0.08 per diluted share. This increase will bring the total loss on the contract, recorded in the first quarter of 2005, to approximately $27 million.

As previously announced, losses of $18 million were expected in the first quarter due to increased costs from extended testing and installation, largely related to the offshore work of the project, and cost increases for engineering design changes to the three onshore pump stations and for project engineering and management. This additional $9 million reflects higher costs for offshore pipeline installation, due in part to weather delays, and higher onshore pump station construction costs as well as a reexamination of total project costs.

“We are clearly disappointed with the cost increases we continue to experience on this project,” said Peter D. Kinnear, Executive Vice President – FMC Technologies. “We expect to be ready for customer acceptance testing on June 30, 2005, at the Bejaia station, on July 31, 2005, at the Arzew station and on August 31, 2005, at the Skikda station. We continue to estimate project completion by the end of the third quarter of 2005.”

These estimates of total project costs reflect management’s best estimates. There may be additional losses identified as the project proceeds toward its commissioning.

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FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 9,000 people and operates 31 manufacturing facilities in 16 countries.

FMC Technologies Announces Update on Sonatrach Project - 2

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2004 Annual Report on Form 10-K. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.